Exhibit 99.1

[GENERA LOGO]

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	The Trout Group/BMC Communications
Jennifer Bilotti	Jonathan Fassberg ext. 16 (investor inquiries)
(610) 941-4020	Brad Miles ext. 17 (media inquiries)
www.genaera.com	(212) 477-9007

Genaera Announces First Quarter 2005 Financial Results

Plymouth Meeting, PA — May 6, 2005 — Genaera Corporation (NASDAQ: GENR) announced today its financial results for the quarter ended March 31, 2005. The net loss for the quarter ended March 31, 2005 was $5.3 million, or $(0.09) per share basic and diluted, as compared to a net loss of $4.4 million, or $(0.09) per share basic and diluted, for the quarter ended March 31, 2004.

Genaera’s research and development expenses for the quarter ended March 31, 2005 were $4.3 million compared to $3.1 million for the same period in 2004. The increase was primarily due to increases in clinical trial and manufacturing costs related to EVIZON™ (squalamine lactate) for treatment of age-related macular degeneration (AMD) and resulting increases in personnel expenses. These increases were partially offset by decreases in consulting expenses related to research and development and third-party contract research costs related to the progression of EVIZON through Phase II clinical trials.

Genaera’s general and administrative expenses for the quarter ended March 31, 2005 were $1.3 million compared to $1.4 million for the same period in 2004. This difference was due principally to decreases in patent expenditures and investor relations expenses, some of which were partially offset by increases in personnel as a result of expanded development efforts, and increased professional fees.

The Company’s cash, cash equivalents and short-term investment balance was $25.0 million at March 31, 2005.

“We continued our Phase II trials of EVIZON in “wet” AMD during the first quarter and are progressing towards the start of Phase III trials in AMD,” commented Roy C. Levitt, President and Chief Executive Officer of Genaera. “Additionally, EVIZON was accepted into the FDA’s CMA Pilot 2 program. Inclusion in this program will enable us to have greater communication with the FDA regarding the development of EVIZON. We continue to remain on track to begin Phase III trials of EVIZON in the second quarter and look forward to reporting additional data from our Phase II trials.”

“While EVIZON remains our primary focus, we have made additional progress in our other programs,” continued Dr. Levitt. “As recently announced, we have received regulatory authorization to begin a pivotal Phase II clinical trial of LOMUCIN™ in individuals with cystic fibrosis. This trial will evaluate 200 individuals with cystic fibrosis and is supported with study-specific funding of $2.35 million through a Therapeutics Development Award from the Cystic Fibrosis Foundation Therapeutics. In addition, MedImmune continues to progress MEDI-528 (neutralizing antibody to IL9) for treating asthma and other respiratory disorders, with the successful completion of one Phase I program.”

About Genaera

Genaera Corporation is a biopharmaceutical company committed to developing medicines to address substantial unmet medical needs in major pharmaceutical markets. The Company has four products in development for the treatment of eye, cancer and respiratory disorders. EVIZON™ (squalamine lactate) is Genaera’s lead product in development for ophthalmic indications, specifically “wet” age-related macular degeneration (AMD). Genaera’s other programs include: squalamine for the treatment of cancer; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “believe,” “continue,” “develop,” “expect,” “plan” and “potential” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to: the risk that EVIZON ceases to meet the criteria for CMA2 Pilot or Fast Track designation at some point in the future; Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates, including EVIZON, may be delayed or may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera’s reliance on its collaborators, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.

GENAERA CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2005	2004
Revenues	$146	$136

Costs and expenses
Research and development	4,274	3,137
General and administrative	1,319	1,426

	5,593	4,563

Loss from operations	(5,447)	(4,427)

Interest income	153	65
Interest expense	—	(1)

Net loss	$(5,294)	$(4,363)

Net loss per share — basic and diluted	$(0.09)	$(0.09)

Weighted average shares outstanding — basic and diluted	57,130	51,027

CONDENSED BALANCE SHEETS

(Unaudited)

(In thousands)

	March 31, 2005	December 31, 2004
Cash and investments	$25,035	$32,151
Prepaid expenses and other current assets	1,185	602
Fixed assets, net	683	736
Other assets	59	59

Total assets	$26,962	$33,548

Current liabilities	$2,460	$3,886
Long-term liabilities	578	580
Stockholders’ equity	23,924	29,082

Total liabilities and stockholders’ equity	$26,962	$33,548